Exhibit 99.1

zSpace Reports First Quarter 2026 Financial Results

Board of Directors Launches Strategic Alternatives Review to Unlock Shareholder Value

SAN JOSE, Calif., May 14, 2026 – zSpace, Inc. (OTC: ZSPC) (“zSpace” or the “Company”), a leading provider of augmented and virtual reality (AR/VR) solutions for education and workforce development, is announcing its financial results for the three months ended March 31, 2026.

“Our first quarter results reflect solid execution and early signs of stabilization across the education market following a disruptive 2025, as customers continue to recognize the value of our platform through both new wins and strong software renewals,” said Paul Kellenberger, CEO of zSpace. “First quarter bookings increased over 80% sequentially following a soft fourth quarter driven by the U.S. federal government shutdown. Additionally, revenue grew 8% sequentially, even as late-quarter bookings shifted into the second quarter and geopolitical events tied to the Iran war delayed key international deals in the Middle East. Gross margins also expanded 570 basis points compared to last year, supported by the continued mix shift toward higher software and services revenue as we increased company-owned software content. While macro and funding dynamics remain fluid, we’re encouraged by the momentum we are seeing and remain confident in the long-term potential of our business, our ability to continue executing with discipline, and our commitment to controlling what we can control. At the same time, we recognize that our current valuation does not fully reflect the strength of our platform, which is why the Board has initiated a formal review of strategic alternatives to ensure we are doing everything we can to maximize long-term value for our shareholders.”

First Quarter 2026 Financial Summary vs. Same Year-Ago Period

●	Revenue of $5.3 million vs. $6.8 million
●	Software and services comprised 47% of revenue vs. 43%
●	Gross margin of 53% vs. 47%
●	Net loss between ($5.9) million and ($6.9) million vs. ($5.8) million
●	Adjusted EBITDA of ($2.1) million vs. ($4.4) million

Recent Business Highlights

●	On April 1, 2026, zSpace highlighted its partnership with Kansas WorkforceONE, expanding immersive career exploration and workforce development across nearly all 96 counties in Kansas by deploying and scaling mobile zSpace Inspire laptops for K-12 students and adult learners with hands-on career awareness, reskilling and job transition support.
●	On April 21, 2026, zSpace showcased the launch of a mobile learning lab in partnership with Colorado River BOCES and Briggs & Stratton, bringing a branded CTE trailer powered by immersive AR/VR technology to students across western Colorado, enabling interactive, industry-aligned career exploration in mechanics, power equipment, agriculture and industrial technology.
●	On April 28, 2026, zSpace announced the expansion of its immersive learning deployment across Danbury Public Schools, scaling from a pilot to full classroom sets of 30 devices per school and extending access into alternative and expulsion programs to deepen equitable STEM and career-connected learning while integrating AI-driven career insights.

●	On May 5, 2026, zSpace expanded its international footprint in Poland, opening a new immersive 3D STEM laboratory at Bieruń High School, equipping the school with zSpace Inspire 2 AR/VR laptops, enabling interactive, inquiry-based STEM exploration.

First Quarter 2026 Financial Results

Revenue in the first quarter of 2026 was $5.3 million compared to $6.8 million in the first quarter of 2025. The decrease was driven by orders for EMEA that were delayed and returned as a result of the Iran war.

Gross margins increased 570 basis points to 53% compared to the first quarter of 2025. The increase was driven by improvements in hardware cost profiles and more Company-owned software content.

Annualized Contract Value (“ACV”) of renewable software at March 31, 2026, was $10.1 million, representing a 13% decrease compared to a year ago, and a 2% increase compared to December 31, 2025.

Net Dollar Revenue Retention (NDRR) at March 31, 2026, was 65% for customers with over $50,000 of ACV, compared with the same customers as of March 31, 2025. Excluding the impact of two key customer losses in the third quarter of 2025, normalized NDRR was 82%.

Bookings in the first quarter of 2026 were $6.1 million, down 8% year-over-year. The backlog of unfulfilled orders as of March 31, 2026 was $3.8 million.

Operating expenses, excluding stock-based compensation expense, in the first quarter of 2026 were $5.2 million compared to $7.6 million in the first quarter of 2025.

Net loss in the first quarter of 2026 was between ($5.9) million and ($6.9) million compared to ($5.8) million in the first quarter of 2025.

Adjusted EBITDA loss was ($2.1) million compared to ($4.4) million in the first quarter of 2025.

Balance Sheet

As of March 31, 2026, zSpace had approximately $2.9 million in cash, cash equivalents and restricted cash, compared to $1.1 million in cash, cash equivalents and restricted cash as of March 31, 2025.

Strategic Review

The Company’s Board of Directors has initiated a formal review of strategic alternatives to ensure shareholders realize the full value of the business. This review will consider a broad range of potential strategic opportunities, which may include, among other things, strategic partnerships, business combinations, the sale of all or part of the company, or other strategic or financial transactions. There is no deadline or definitive timetable for the review, and there can be no assurance that the process will result in any specific transaction or outcome. In authorizing this process, the Board of Directors plans to work with independent financial and legal advisors. The Company does not intend to provide additional updates unless and until the Board approves a definitive course of action or determines that further disclosure is warranted.

Conference Call

zSpace will host a conference call at 5:00 p.m. ET / 2:00 p.m. PT on Thursday, May 14, 2026, with the Company’s Chief Executive Officer, Paul Kellenberger, and the Company’s Chief Financial Officer, Erick DeOliveira. A live webcast of the call will be available on the Events and Presentations section of zSpace’s investor relations website.

To access the call by phone, please use this registration link and you will be provided with dial-in details.

To avoid delays, participants are encouraged to dial into the conference call 15 minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time on the Company’s website.

About zSpace

zSpace, Inc. (OTC: ZSPC) delivers innovative augmented and virtual reality (AR/VR) experiences that drive achievement in STEM, CTE, and career readiness programs. Trusted by over 3,500 school districts, technical centers, community colleges, and universities, zSpace enables hands-on "learning by doing" experiences proven to improve engagement and student outcomes. Headquartered in San Jose, California, zSpace holds more than 80 patents, with research published in the Journal of Computer Assisted Learning (2021) validating the impact of 3D virtual reality technologies on student knowledge gains.

Key Metric Definitions

We monitor the following key metrics to help us evaluate our business, identify trends affecting our business, formulate business plans and make strategic decisions. The calculation of the key metrics discussed below may differ significantly from other similarly titled metrics used by other companies, analysts, investors and other industry participants.

We reference bookings in this press release, which is an internal operational measure of the business. Bookings represent customer orders that have hardware, software and service components. Bookings indicate future revenue, which lags based on product shipping date, monthly recognition of certain subscription revenue and service delivery completion.

We reference Annualized Contract Value (ACV) in this press release, which is an internal operational measure of the business. To monitor our ability to retain and grow our customer base for our software we monitor the annualized contract value of active renewable software licenses.

We reference Net Dollar Revenue Retention (NDRR) in this press release, which is an internal operational measure of the business. We calculate our NDRR as of a given period end by starting with the ACV from all customers with contracts of at least $50,000 of ACV as of 12 months prior to such period end (“Prior Period ACV”) and calculating the ACV from these same customers as of the current period end (“Current Period ACV”). Current Period ACV includes any upsells and is net of contraction or attrition over the trailing 12 months but excludes revenue from new customers in the current period. We then divide the total Current Period ACV by the total Prior Period ACV to arrive at our NDRR.

We reference Adjusted EBITDA in this press release, which we calculate Adjusted EBITDA as GAAP net loss adjusted for interest expense, depreciation and amortization expense, stock-based compensation, change in fair value of convertible debt, loss on debt extinguishment and income tax expense. We believe this measure provides our management and investors with consistency and comparability with our past financial performance and is an important indicator of the performance and profitability of our business.

Bookings, ACV, and NDRR are non-GAAP financial measures (U.S. generally accepted accounting principles). These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Management believes that presenting these non-GAAP financial measures provide investors with additional analytical tools which are useful in evaluating our operating results and the ongoing performance of our underlying businesses because they (i) provide meaningful supplemental information regarding financial performance by excluding impact of one-time items and other items affecting comparability between periods, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate our core operating performance across periods, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating our financial results. We do not, nor do we suggest that investors, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Forward-Looking Statements

Certain statements contained in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to the stabilization of the education market, the long-term potential of our business, and ability to execute with discipline. The words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the uncertainties related to market conditions and other factors discussed in the "Risk Factors" section of the Company's filings with the SEC. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Any forward-looking statements contained in this press release speak only as of the date hereof, and zSpace, Inc. specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Press Contact:

Amanda Austin

press@zspace.com

408-498-4050

Investor Relations Contact:

Gateway Group
Cody Slach, Greg Robles
949.574.3860
ZSPC@gateway-grp.com